SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO § 240.13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

Globecomm Systems Inc.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

37956X103
(CUSIP Number)

September 26, 2013
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐  Rule 13d-1(b)
☒  Rule 13d-1(c)
☐  Rule 13d-1(d)

Page 1 of 23 Pages

13G

CUSIP No. 37956X103	Page 2 of 23 Pages

1)	NAME OF REPORTING PERSON Scoggin Capital Management II LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 1,093,500
	6)	SHARED VOTING POWER 0
	7)	SOLE DISPOSITIVE POWER 1,093,500
	8)	SHARED DISPOSITIVE POWER 0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,093,500
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.6%
12)	TYPE OF REPORTING PERSON OO

13G

CUSIP No. 37956X103	Page 3 of 23 Pages

1)	NAME OF REPORTING PERSON Scoggin International Fund, Ltd.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 875,000
	6)	SHARED VOTING POWER 0
	7)	SOLE DISPOSITIVE POWER 875,000
	8)	SHARED DISPOSITIVE POWER 0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 875,000
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.7%
12)	TYPE OF REPORTING PERSON CO

13G

CUSIP No. 37956X103	Page 4 of 23 Pages

1)	NAME OF REPORTING PERSON Scoggin Worldwide Fund, Ltd.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 87,500
	6)	SHARED VOTING POWER 0
	7)	SOLE DISPOSITIVE POWER 87,500
	8)	SHARED DISPOSITIVE POWER 0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 87,500
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12)	TYPE OF REPORTING PERSON CO

13G

CUSIP No. 37956X103	Page 5 of 23 Pages

1)	NAME OF REPORTING PERSON TCW/Scoggin Event Driven Master Fund, L.P.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 44,000
	6)	SHARED VOTING POWER 0
	7)	SOLE DISPOSITIVE POWER 44,000
	8)	SHARED DISPOSITIVE POWER 0
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,000
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12)	TYPE OF REPORTING PERSON PN

13G

CUSIP No. 37956X103	Page 6 of 23 Pages

1)	NAME OF REPORTING PERSON Scoggin LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 2,056,000
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 2,056,000
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,056,000
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.6%
12)	TYPE OF REPORTING PERSON OO

13G

CUSIP No. 37956X103	Page 7 of 23 Pages

1)	NAME OF REPORTING PERSON Old Bellows Partners LP
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 87,500
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 87,500
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 87,500
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12)	TYPE OF REPORTING PERSON PN

13G

CUSIP No. 37956X103	Page 8 of 23 Pages

1)	NAME OF REPORTING PERSON TCW/Scoggin, LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 44,000
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 44,000
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,000
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12)	TYPE OF REPORTING PERSON OO

13G

CUSIP No. 37956X103	Page 9 of 23 Pages

1)	NAME OF REPORTING PERSON A. Dev Chodry
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 2,100,000
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 2,100,000
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,100,000
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.8%
12)	TYPE OF REPORTING PERSON IN

13G

CUSIP No. 37956X103	Page 10 of 23 Pages

1)	NAME OF REPORTING PERSON Craig Effron
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 2,100,000
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 2,100,000
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,100,000
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.8%
12)	TYPE OF REPORTING PERSON IN

13G
CUSIP No. 37956X103	Page 11 of 23 Pages

1)	NAME OF REPORTING PERSON Curtis Schenker
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 2,100,000
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 2,100,000
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,100,000
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.8%
12)	TYPE OF REPORTING PERSON IN

Item 1(a).	Name of Issuer:

Globecomm Systems Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

45 Oser Avenue
Hauppauge, NY 11788

Item 2(a).	Name of Persons Filing:

(i)	Scoggin Capital Management II LLC
(ii)	Scoggin International Fund, Ltd.
(iii)	Scoggin Worldwide Fund, Ltd.
(iv)	TCW/Scoggin Event Driven Master Fund, L.P.
(v)	Scoggin LLC
(vi)	Old Bellows Partners LP
(vii)	TCW/Scoggin, LLC
(viii)	A. Dev Chodry
(ix)	Craig Effron
(x)	Curtis Schenker

(collectively, the “Reporting Persons” and each, a “Reporting Person”)

Item 2(b).	Address of Principal Business Office or, if None, Residence:

Each of Scoggin International Fund, Ltd. and Scoggin Worldwide Fund, Ltd. has a business address at c/o Mourant Cayman Nominees, Ltd., Third Floor, Harbour Centre, P.O. Box 1348, Grand Cayman KY1-1108, Cayman Islands.

TCW/Scoggin Event Driven Master Fund, L.P. has a business address at c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands.

TCW/Scoggin, LLC has a business address at 865 South Figueroa Street, 18th Floor, Los Angeles, CA 90017.

Each of the other Reporting Persons has a business address at 660 Madison Avenue, New York, NY 10065.

Item 2(c).	Citizenship or Place of Organization:

(i)	Scoggin Capital Management II LLC
Delaware

(ii)	Scoggin International Fund, Ltd.
Cayman Islands

(iii)	Scoggin Worldwide Fund, Ltd.
Cayman Islands

(iv)	TCW/Scoggin Event Driven Master Fund, L.P.
Cayman Islands

(v)	Scoggin LLC
New York

(vi)	Old Bellows Partners LP
New York

(vii)	TCW/Scoggin, LLC
Delaware

(viii)            A. Dev Chodry
USA

(ix)            Craig Effron
USA

(x)	Curtis Schenker
USA

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

37956X103

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);
(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);
(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).
Item 4.	Ownership.

(i)            Scoggin Capital Management II LLC1

(a)	Amount beneficially owned: 1,093,500

(b)	Percent of class: 4.6%[2]

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 1,093,500
(ii)	Shared power to vote or to direct the vote: 0
(iii)	Sole power to dispose or to direct the disposition of: 1,093,500
(iv)	Shared power to dispose or to direct the disposition of: 0

(ii)            Scoggin International Fund, Ltd.3

(a)	Amount beneficially owned: 875,000
(b)	Percent of class: 3.7%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote: 875,000
(ii)	Shared power to vote or to direct the vote: 0
(iii)	Sole power to dispose or to direct the disposition of: 875,000

[1]	The investment manager of Scoggin Capital Management II LLC is Scoggin LLC. A. Dev Chodry is a member of Scoggin LLC, and Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.
[2]
Percentages are based on 23,869,506 shares of common stock outstanding (as set forth in the Issuer’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on September 13, 2013).

[3]	The investment manager of Scoggin International Fund, Ltd. is Scoggin LLC. A. Dev Chodry is a member of Scoggin LLC, and Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.

(iv)	Shared power to dispose or to direct the disposition of: 0
(iii)            Scoggin Worldwide Fund, Ltd.4

(a)	Amount beneficially owned: 87,500
(b)	Percent of class: 0.4%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote: 87,500
(ii)	Shared power to vote or to direct the vote: 0
(iii)	Sole power to dispose or to direct the disposition of: 87,500
(iv)	Shared power to dispose or to direct the disposition of: 0
 (iv)            TCW/Scoggin Event Driven Master Fund, L.P.5

(a)	Amount beneficially owned: 44,000
(b)	Percent of class: 0.2%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote: 44,000
(ii)	Shared power to vote or to direct the vote: 0
(iii)	Sole power to dispose or to direct the disposition of: 44,000
(iv)	Shared power to dispose or to direct the disposition of: 0

[4]
The investment manager of Scoggin Worldwide Fund, Ltd. is Old Bellows Partners LP.  Old Bell Associates LLC is the general partner of Old Bellows Partners LP.  A. Dev Chodry is the managing member of Old Bell Associates LLC. Scoggin LLC is a limited partner of Old Bellows Partners LP.  A. Dev Chodry is a member of Scoggin LLC, and Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.

[5]	The investment manager of TCW/Scoggin Event Driven Master Fund, L.P. is TCW/Scoggin, LLC. A. Dev Chodry, Craig Effron and Curtis Schenker are the Co-Chief Investment Officers of TCW/Scoggin, LLC.

(v)            Scoggin LLC6

(a)	Amount beneficially owned: 2,056,000
(b)	Percent of class: 8.6%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 2,056,000
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 2,056,000
(vi)            Old Bellows Partners LP7

(a)	Amount beneficially owned: 87,500
(b)	Percent of class: 0.4%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 87,500
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 87,500
(vii)            TCW/Scoggin, LLC8

(a)	Amount beneficially owned: 44,000
(b)	Percent of class: 0.2%

[6]
Scoggin LLC is the investment manager of Scoggin Capital Management II LLC and Scoggin International Fund, Ltd. A. Dev Chodry is a member of Scoggin LLC, and Craig Effron and Curtis Schenker are the managing members of Scoggin LLC. Scoggin LLC is a limited partner of Old Bellows Partners LP.  Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd.

[7]
Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd.  Old Bell Associates LLC is the general partner of Old Bellows Partners LP.  A. Dev Chodry is the managing member of Old Bell Associates LLC. Scoggin LLC is a limited partner of Old Bellows Partners LP. A. Dev Chodry is a member of Scoggin LLC, and Craig Effron and Curtis Schenker are the managing members of Scoggin LLC.

[8]	TCW/Scoggin LLC is the investment manager of TCW/Scoggin Event Driven Master Fund, L.P. A. Dev Chodry, Craig Effron and Curtis Schenker are the Co-Chief Investment Officers of TCW/Scoggin, LLC.

(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 44,000
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 44,000
(viii)            A. Dev Chodry9

(a)	Amount beneficially owned: 2,100,000
(b)	Percent of class: 8.8%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 2,100,000
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 2,100,000
 (ix)            Craig Effron10

(a)	Amount beneficially owned: 2,100,000
(b)	Percent of class: 8.8%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 2,100,000

[9]
A. Dev Chodry is a member of Scoggin LLC. Scoggin LLC is the investment manager of Scoggin Capital Management II LLC and Scoggin International Fund, Ltd. A. Dev Chodry is the managing member of Old Bell Associates LLC. Old Bell Associates LLC is the general partner of Old Bellows Partners LP. Scoggin LLC is a limited partner of Old Bellows Partners LP. Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd.  A. Dev Chodry is also a Co-Chief Investment Officer of TCW/Scoggin, LLC.

[10]
Craig Effron is a managing member of Scoggin LLC. Scoggin LLC is the investment manager of Scoggin Capital Management II LLC and Scoggin International Fund, Ltd. Scoggin LLC is a limited partner of Old Bellows Partners LP. Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. Craig Effron is also a Co-Chief Investment Officer of TCW/Scoggin, LLC.

(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 2,100,000
(x)            Curtis Schenker11

(a)	Amount beneficially owned: 2,100,000
(b)	Percent of class: 8.8%
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote: 0
(ii)	Shared power to vote or to direct the vote: 2,100,000
(iii)	Sole power to dispose or to direct the disposition of: 0
(iv)	Shared power to dispose or to direct the disposition of: 2,100,000
Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable

Item 8.	Identification and Classification of Members of the Group.

Not applicable

Item 9.	Notice of Dissolution of Group.

Not applicable

[11]
Curtis Schenker is a managing member of Scoggin LLC. Scoggin LLC is the investment manager of Scoggin Capital Management II LLC and Scoggin International Fund, Ltd. Scoggin LLC is a limited partner of Old Bellows Partners LP. Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. Curtis Schenker is also a Co-Chief Investment Officer of TCW/Scoggin, LLC.

Item 10.	Certification.

By signing below the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement with respect to the Reporting Person on whose behalf the undersigned is executing this statement is true, complete and correct.

Dated as of October 7, 2013	Scoggin Capital Management II LLC
By: /s/ Craig Effron Title: Member

Dated as of October 7, 2013	Scoggin International Fund, Ltd.
By: /s/ Craig Effron Title: Member

Dated as of October 7, 2013	Scoggin Worldwide Fund, Ltd.
By: /s/ A. Dev Chodry Title: Director

Dated as of October 7, 2013	TCW/Scoggin Event Driven Master Fund, L.P.
By: TCW/Scoggin, LLC, its Investment Manager
By: /s/ Craig Effron Title: Co-Chief Investment Officer

Dated as of October 7, 2013	Scoggin LLC
By: /s/ Craig Effron Title: Managing Member

Dated as of October 7, 2013	Old Bellows Partners LP
By: Old Bell Associates LLC, its General Partner
By: /s/ A. Dev Chodry Title: Managing Member

Dated as of October 7, 2013	TCW/Scoggin, LLC
By: /s/ Craig Effron Title: Co-Chief Investment Officer

Dated as of October 7, 2013	/s/ A. Dev Chodry A. Dev Chodry

Dated as of October 7, 2013	/s/ Craig Effron Craig Effron

Dated as of October 7, 2013	/s/ Curtis Schenker Curtis Schenker

Exhibit A
Agreement of Joint Filing

Pursuant to 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to join in the filing on behalf of each of them of a Statement on Schedule 13G and any and all amendments thereto, and that this Agreement be included as an Exhibit to such filing.

This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

Dated as of October 7, 2013	Scoggin Capital Management II LLC
By: /s/ Craig Effron Title: Member

Dated as of October 7, 2013	Scoggin International Fund, Ltd.
By: /s/ Craig Effron Title: Member

Dated as of October 7, 2013	Scoggin Worldwide Fund, Ltd.
By: /s/ A. Dev Chodry Title: Director

Dated as of October 7, 2013	TCW/Scoggin Event Driven Master Fund, L.P.
By: TCW/Scoggin, LLC, its Investment Manager
By: /s/ Craig Effron Title: Co-Chief Investment Officer

Dated as of October 7, 2013	Scoggin LLC
By: /s/ Craig Effron Title: Managing Member

Dated as of October 7, 2013	Old Bellows Partners LP
By: Old Bell Associates LLC, its General Partner
By: /s/ A. Dev Chodry Title: Managing Member

Dated as of October 7, 2013	TCW/Scoggin, LLC
By: /s/ Craig Effron Title: Co-Chief Investment Officer

Dated as of October 7, 2013	/s/ A. Dev Chodry A. Dev Chodry

Dated as of October 7, 2013	/s/ Craig Effron Craig Effron

Dated as of October 7, 2013	/s/ Curtis Schenker Curtis Schenker